Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Reports Fourth Quarter 2019 and Year End Financial Results
Highlighted by Record Annual Net Income;
Increases Regular Quarterly Cash Dividend to $0.25 per Share
Company to Host Conference Call on Thursday, February 20, 2020, at 11:30 a.m. Eastern Standard Time
Reno, Nevada – February 19, 2020 – Employers Holdings, Inc. (the “Company”) (NYSE:EIG), a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries, today reported financial results for its fourth quarter and year ended December 31, 2019.
2019 Highlights

•	Net income of $157.1 million ($4.83 per diluted share), adjusted net income of $104.0 million ($3.20 per diluted share).

•	Net investment income of $88.1 million, up 8% year-over-year.

•	Net premiums earned of $695.8 million, down 5% year-over-year.

•	Favorable prior year loss reserve development of $77.5 million, compared to $66.2 million a year ago.

•	The Company repurchased 1,619,109 shares of its common stock at an average price of $41.43 per share ($67.1 million).

•	Book value per share including the Deferred Gain of $41.55, up 19.1% year-over-year including dividends declared.

•	Nationwide platform now complete with five insurance companies covering all eligible states.

•	Diversification strategy continued as California business now represents less than 50% of in-force premium and policies.

•	Strong new business opportunities, as evidenced by record levels of submissions, quotes and binds.
Fourth Quarter 2019 Highlights

•	Net income of $31.8 million ($0.99 per diluted share), adjusted net income of $15.5 million ($0.48 per diluted share).

•	Net investment income of $22.6 million, up 6% year-over-year.

•	Net premiums earned of $169.7 million, down 8% year-over-year.

•	Favorable prior year loss reserve development of $11.4 million, compared to $25.4 million a year ago.

•	The Company repurchased 465,350 shares of its common stock at an average price of $42.32 per share ($19.7 million).
Management Commentary
Chief Executive Officer Douglas Dirks commented on the results: “We delivered an 8.6% return on adjusted equity for the year while continuing to successfully execute our plan of aggressive development and implementation of new technologies and capabilities that we believe will fundamentally transform and enhance the digital experience of our customers. In addition, we remain focused on our other key business initiatives, including: achieving internal and customer-facing business process excellence to provide greater support and ease of use to our independent agents, brokers and policyholders; further diversifying our risk exposure across geographic markets; and utilizing a multi-company pricing platform and employing territory-specific pricing.”
Mr. Dirks continued, “These initiatives are already providing us with significant new business opportunities, as measured by the record levels of submissions we received and quotes we provided during 2019. Despite the sharp increase in new business opportunities, we are continuing to maintain pricing discipline, which has limited policy binds. Our renewal premiums continue to be very strong both in terms of price and unit retention.
During the current market cycle, we intend to remain committed to exercising pricing discipline while attempting to remain competitive. In the short-run, this will mean increasing pressure on the expense ratio to protect the loss ratio.We believe this disciplined approach will ultimately produce superior performance over time. Throughout the past several quarters, we have experienced favorable prior year loss reserve development for nearly every accident year through the utilization of advanced claims analytics as well as a continuation of our accelerated claims settlement initiatives.

We are also pleased with the development of our new digital insurance platform, Cerity, which we launched just a year ago. Cerity is now able to offer direct-to-customer worker’s compensation insurance in 34 states and the District of Columbia and is expanding rapidly to cover more states and businesses every month. For the first time this quarter, we are breaking out our financial results to separate Cerity’s operations from Employers’ operations, and believe that a balanced approach toward digitized product offerings coupled with agent support properly positions the Company to adapt to a rapidly changing marketplace.”
Summary of Consolidated Fourth Quarter 2019 Results
(All comparisons vs. fourth quarter 2018, unless noted otherwise).
Gross premiums written were $143.8 million, a decrease of 11%. The decrease was primarily due to declines in new business premiums written in California, where the Company continued to act as a price leader in achieving rate adequacy, as well as an overall reduction in final audit premiums, partially offset by an increase in overall renewal premiums. Net earned premiums were $169.7 million, a decrease of 8% year-over-year.
Losses and loss adjustment expenses were $97.6 million, an increase of 12%. The Company recognized $11.4 million of favorable prior year loss reserve development during the current period versus $25.4 million of favorable prior year loss reserve development a year ago.
Commission expenses were $20.4 million, a decrease of 4%. The decrease was primarily due to a decrease in 2019 agency incentive commissions, which were directly impacted by the decrease in premiums written.
Underwriting and general and administrative expenses were $50.9 million, an increase of 26%. The increase was largely the result of our aggressive development and implementation of new digital technologies and capabilities, as well as a $1.8 million increase in bad debt expense associated with 2018 policy year final audit premiums.
Net investment income of $22.6 million increased 6%, primarily as a result of an increase in the average yield and size of the investment portfolio.
Income tax expense was $9.6 million (23.2% effective rate) versus $4.9 million (16.1% effective rate). The increase in the effective rate is due primarily to having a higher proportion of fully taxable income in the current period versus that of a year ago as well as the impact of state income taxes.
The Company’s book value per share of $37.18, book value per share including the Deferred Gain of $41.55, and adjusted book value per share of $39.47 increased by 22.5%, 19.1%, and 11.9% during 2019, respectively, each computed after taking into account dividends declared. During 2019, the Company’s book value per share and book value per share including the Deferred Gain were favorably impacted by $79.0 million of net after tax unrealized gains from its portfolio of fixed maturity securities.
Summary of Fourth Quarter 2019 Results by Segment
(see page 16 of the Financial Supplement for a description of our reportable segments. All comparisons vs. fourth quarter 2018, unless noted otherwise).
Beginning with this earnings release, the Company has separated its operations into two distinct reporting segments, Employers and Cerity, and will continue to do so in its future earnings releases and filings with the U.S. Securities and Exchange Commission (the "SEC").
Employers Segment
The Employers segment reported net income before income taxes of $46.9 million versus $35.5 million.
Highlights included the following:

–	Underwriting income of $7.6 million versus $39.9 million;

–	Combined ratio of 95.5% versus 78.2%;

–	Current accident year loss and LAE ratio of 65.6% versus 62.5%;

–	Favorable prior year loss reserve development of 9.1 percentage points versus 13.8 percentage points;

–	Underwriting expense ratio of 24.6% versus 18.0%;

–	Net investment income of $21.8 million versus $20.4 million; and

–	Net realized and unrealized gains (losses) on investments of $17.4 million versus $(25.1) million.
Cerity Segment
The Cerity segment reported a net loss before income tax of $4.2 million versus $2.0 million, and an underwriting loss of $4.3 million versus $2.2 million.

Corporate and Other
Corporate and Other activities reported a net loss before income taxes of $1.3 million versus $3.0 million. Highlights included the following:

–	LPT amortization, which served to reduce losses and LAE, of $2.3 million versus $2.5 million;

–	Net investment income of $0.7 million versus $0.9 million;

–	Net realized and unrealized gains (losses) on investments of $0.4 million versus $(1.3) million; and

–	General and administrative expenses of $4.8 million versus $5.1 million.
Increase in Regular Quarterly Dividend
On February 14, 2020, the Board of Directors declared a first quarter 2020 dividend of $0.25 per share, an increase of 14% from the previous quarterly dividend of $0.22 per share. The dividend is payable on March 18, 2020 to stockholders of record as of March 4, 2020.
Earnings Conference Call and Webcast / Availability of Financial Supplement and Investor Presentation
The Company will host a conference call on Thursday, February 20, 2020 at 11:30 a.m. Eastern Standard Time / 8:30 a.m. Pacific Standard Time.
To participate in the live conference call by telephone, dial +1 (888) 364-8443 or +1 (484) 747-6630 and use the conference call access code 9370517.
The webcast will be accessible on the Company’s web site at www.employers.com through the “Investors” link. An archived version of the webcast will remain on the Company’s web site for up to seven days following the live webcast. To listen to a recording of the call by telephone, dial +1 (855) 859-2056 or +1 (404) 537-3406 and use the conference call access code 9370517.
Reconciliation of Non-GAAP Financial Measures to GAAP
The information in this press release should be read in conjunction with the Financial Supplement and the 2019 Annual Review that are attached to this press release and available on our website.
Within this earnings release we present various financial measures, some of which are “non-GAAP financial measures” as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to our most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are important to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. Management further believes that these measures are more relevant than comparable GAAP measures in evaluating our financial performance.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. The Company and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in the Company’s future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in the Company’s public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Filings with the SEC
The Company’s filings with the SEC and its quarterly investor presentations can be accessed through the “Investors” link on the Company's website, www.employers.com. The Company’s filings with the SEC can also be accessed through the SEC's EDGAR Database at www.sec.gov (EDGAR CIK No. 0001379041).
The Company also provides its quarterly Investor Presentations on its web site at www.employers.com.

About Employers Holdings, Inc.
EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of EIG Services, Inc. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions. See www.employers.com and www.cerity.com for coverage availability.
Contact Information
Company contact:
Mike Paquette (775) 327-2562 or mpaquette@employers.com

Investor relations contact:
Adam Prior, The Equity Group, Inc. (212) 836-9606 or aprior@equityny.com